Exhibit 99.1
Broadpoint.Gleacher Announces New Headquarters to Open in Midtown
Move Will Facilitate Firm’s Growth, Service Offerings
NEW YORK, New York — October 6, 2009 — Broadpoint Gleacher Securities Group, Inc. (NASDAQ: BPSG), today announced that the firm expects to open its new headquarters in midtown Manhattan at Vornado Realty Trust’s 1290 Avenue of the Americas in the spring of 2010.
“Not only will the new office space make Broadpoint.Gleacher more efficient by consolidating our New York offices, but this move will allow us to continue our growth and enhance the services we offer our clients,” said Lee Fensterstock, Chief Executive Officer of Broadpoint.Gleacher.
“Our new headquarters will facilitate improved coordination of our firm’s varied businesses and will allow us to provide the highest level of service to our clientele,” said Peter McNierney, President and Chief Operating Officer of Broadpoint.Gleacher.
Broadpoint.Gleacher signed a 15-year lease, subject to extension, for approximately 75,000 square feet on the fourth and fifth floors of the building located on the eastern block of 1290 Avenue of the Americas, between 51st and 52nd Street in midtown Manhattan. The Company expects to occupy the new space by May 2010, assuming the necessary build-out construction is completed by that time.
“Our new Manhattan headquarters presents a great opportunity to enhance our infrastructure and provide greater scalability to our technology platform as we continue our growth,” said Laurence Mascera, Chief Administrative Officer of Broadpoint.Gleacher.
Other major tenants located at 1290 Avenue of the Americas include Cushman & Wakefield, AXA Equitable Life Insurance Company, Microsoft and Morrison & Foerster.
About Broadpoint.Gleacher
Broadpoint Gleacher Securities Group, Inc. (NASDAQ: BPSG) is an independent investment bank that provides corporations and institutional investors with strategic, research-based investment opportunities, capital raising, and financial advisory services, including merger and acquisition, restructuring, recapitalization and strategic alternative analysis services. The Company offers a diverse range of products through the Debt Capital Markets, Investment Banking and Broadpoint DESCAP divisions of Broadpoint Capital, Inc., its new Investment Banking financial advisory subsidiary, Gleacher Partners LLC, its Equity Capital Markets subsidiary, Broadpoint AmTech and FA Technology Ventures Inc., its venture capital subsidiary. For more information, please visit www.bpsg.com.

Forward Looking Statements
This press release contains “forward-looking statements.” These statements are not historical facts but instead represent the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. The Company’s forward-looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company’s services within those markets and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake to update any of its forward-looking statements.
FOR ADDITIONAL INFORMATION
PLEASE CONTACT:
Investor Contact:
Robert Turner
Chief Financial Officer
Broadpoint Gleacher Securities Group, Inc.
212.273.7109
Media Contact:
Ray Young
Halldin Public Relations
916.781.0659
ray@halldinpr.com